EXHIBIT 99.1

                         LASER MORTGAGE MANAGEMENT, INC.
                       ANNOUNCES ADMINISTRATIVE CHANGES AT
                               LASER ADVISERS INC.

     Short Hills, New Jersey, July 29, 1998. LASER Mortgage Management, Inc. (NYSE: LMM) today announced that it has been informed by LASER Advisers Inc., which manages the Company's operations, of certain administrative changes, including the resignation of Michael Smirlock as Chief Executive Officer of LASER Advisers Inc. LASER Advisers Inc. has announced that Mr. Smirlock will continue as Chairman of the Board of LASER Advisers Inc.

     The Company's Board of Directors will meet with LASER Advisers Inc. to consider and evaluate these changes and thereafter, the Board will meet to consider the advisability of continuing the advisory arrangement as well as other executive, management and operational changes and strategic alternatives.

     The Company's Board of Directors has been informed by LASER Advisers Inc. that the reported pricing irregularities detected in the hedge funds advised by LASER Advisers Inc. did not affect the portfolio of securities held by the Company. The Company has been conducting an investigation of the pricing by LASER Advisers Inc. of the Company's securities portfolio. The Company's Board of Directors, led by the independent directors, will report on the results of this investigation upon its completion.

     LASER Mortgage Management, Inc. is a specialty finance company investing primarily in mortgage-backed securities and mortgage loans. The Company will elect to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended. LASER Advisers Inc., a registered investment adviser, manages the day-to-day operations of the Company. The executive offices of LASER Mortgage Management, Inc. are located at 51 John F. Kennedy Parkway, Short Hills, New Jersey.

     "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS IN THIS PRESS RELEASE REGARDING LASER MORTGAGE MANAGEMENT, INC.'S BUSINESS WHICH ARE NOT HISTORICAL FACTS ARE "FORWARD-LOOKING" STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES.

         Date:        July 29, 1998

         Contact:     LASER Mortgage Management, Inc.
                      Robert Gartner, Vice President (973) 912-8770